UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  February 7, 2005

Creative Computer Applications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                   Entry into a Material Definitive Agreement.

On February 7, 2005, we entered into Change in Control Agreements with Steven M. Besbeck, our President, chief executive officer and chief financial officer and a member of our board of directors, Bruce M. Miller, our chairman of the board and chief technology officer, and James R. Helms, our vice president/operations.

Each agreement provides that upon a change in control of the company, if the employee is not offered full-time employment in a similar capacity as he had before the change in control, or if the employee is terminated without cause or resigns for good reason within one year of the change in control, then the employee will be entitled to 24 months of salary, bonus incentives for the year of termination, all accrued and unpaid salary, vacation pay and expense reimbursements, a pro rata share of any accrued incentive bonus based upon actual performance for the year of termination.  In addition, for 24 months after termination, the employee may participate in any health and welfare benefit plans, with the company continuing to pay its share of the premiums.  Each agreement supersedes any other severance pay in any agreement between the employee and the company or in any company policy.  Each agreement  will be effective as of January 28, 2003, the date upon which the agreements were authorized by the company’s compensation committee.  Each agreement will terminate upon the first to occur of (i) termination of employment prior to a change in control; (ii) 36 months from the date of a change in control, or (c) December 31, 2007.

Item 9.01                                   Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Form of Change in Control Agreement, dated February 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2005	Creative Computer Applications, Inc.

/S/ Steven M. Besbeck
Steven M. Besbeck
President, Chief Executive Officer, Chief
Financial Officer